Exhibit 99.(h)(2)

Solicitation Agreement

This Solicitation Agreement (this “Agreement”), effective as of October 29, 2025 (“Effective Date”), is entered into by and among the following:

(i)	the fund set forth on the signature page hereto (“Issuer”);

(ii)	the investment manager for Issuer set forth on the signature page hereto (“Manager”, and collectively with Issuer, jointly and severally, “Issuer Party”); and

(iii)	North Capital Private Securities Corporation, a Delaware corporation (“NCPS”).

For purposes of this Agreement, the above are referred to herein collectively as the “Parties”, and each, a “Party”.

Recitals

The following Exhibit is incorporated by reference into this Agreement:

Exhibit A – Excluded Prospects

The confidential fee letter(s) (a “Fee Letter”), which may be amended from time to time by Manager and NCPS, including the Exhibit thereto set forth below, are incorporated by reference into this Agreement:

Exhibit 1 – Compensation and Expenses

Whereas, Issuer is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”), which offers for sale securities representing certain interests in Issuer (“Issuer Interests”);

Whereas, Manager provides investment advisory and management services to Issuer;

Whereas, NCPS is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”);

Whereas, Issuer Party desires to retain NCPS on a non-exclusive basis to promote Issuer to NCPS Prospects (as defined below) in connection with the offer for sale of Issuer Interests (“Offering”); and

Whereas, any activities contemplated by this Agreement required to be conducted through a registered broker-dealer will be conducted by NCPS and its authorized registered representatives.

In consideration of the Recitals set forth above and the representations, warranties and covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

Terms

1.             Services. During the Term (as defined below), subject to the terms and conditions of this Agreement and pursuant to the procedures set forth in Section 3 below, NCPS agrees to promote Issuer to NCPS Prospects (as defined below) in connection with the Offering by acting as a wholesale sales agent on behalf of Issuer Party and to generally coordinate investment in the Issuer Interests by NCPS Prospects in connection with the Offering, including shareholder services to Issuer as described in Issuer’s prospectus, as may be amended from time to time (the “Services”). Issuer Party is engaging NCPS to provide the Services on a non-exclusive basis and may retain other parties to solicit sales of Issuer Interests without the consent of, but with notice to, NCPS.

2.             Prospects. For purposes of this Agreement, “Prospects” means all U.S. registered investment advisory firms, including hybrid advisory / broker-dealer firms, all national and regional broker dealers, banks, trust companies and turnkey asset management programs (TAMPS), and the registered representatives and registered investment adviser representatives they employ or engage (“Institutional Prospects”), in connection with the solicitation of securities as a broker-dealer or the management of investment portfolios of customers and identified by any means as a prospect, whether directly or indirectly, including, without limitation, those facilitated through any platform or by Selling Agreement (as defined below), and individual investors, except those individuals and entities listed on Exhibit A as “Excluded Prospects” (if any) as may be updated from time to time with the consent of Manager. All information about Prospects identified by NCPS by any means (“NCPS Prospects”), including prospect lists, is confidential to and the property of NCPS. For the avoidance of doubt, NCPS shall not market the Issuer to non-U.S. persons without the prior approval of the Issuer Party; provided that, untargeted general solicitation through online advertisements and press releases shall not be considered marketing to non-U.S. persons.

3.             Solicitation Procedures.

3.1.             Manager shall provide to NCPS current prospectus, fact sheet and presentation decks for Issuer, Manager’s Form ADV Part 2A and Part 2B disclosure documents and such additional materials as are necessary or advisable to truthfully, accurately and completely describe the Offering and for a NCPS Prospect to lawfully consummate an investment therein on behalf of its customers (collectively, the “Offering Materials”).

3.2.             NCPS may publicly market Issuer using general solicitation in the United States through methods that include emails to potential NCPS Prospects, online advertisements and press releases, subject to compliance with applicable local, state, national and international laws, rules, regulations and orders of any governmental, judicial, regulatory or enforcement authority or self-regulatory organization (collectively, “Law”).

3.3.             In connection with the Services, Issuer Party authorizes: (a) NCPS from time to time to enter into (i) selling agreements with other broker-dealers or qualified intermediaries to distribute Issuer Interests and (ii) other service agreements with portals to utilize other platforms to distribute Issuer Interests ((i) and (ii), collectively, the “Selling Agreements”); and (b) NCPS and such counterparties to distribute the Offering pursuant to such Selling Agreements. Any compensation owed to such broker-dealers, intermediaries or portals will be the responsibility of Issuer Party unless otherwise agreed in writing by the Parties. Prior to entering into such Selling Agreements, a form of the Selling Agreement must be approved by the Issuer’s Board of Trustees, including the approval of a majority of the trustees of the Issuer who are not interested persons, as that term is defined in the Investment Company Act (the “Independent Trustees”), of the Issuer or NCPS by vote cast in accordance with the Investment Company Act or any exemptive relief therefrom.

4.             Term. The initial term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant to any of this Agreement’s express provisions, will continue in effect for one year (the “Initial Term”). This Agreement will renew for additional successive one-year terms unless earlier terminated pursuant to this Agreement’s express provisions or any Party gives each other Party written notice of non-renewal at least 60 days prior to the expiration of the then-current term (each a “Renewal Term” and, collectively with the Initial Term, the “Term”) subject to annual approval of such continuance by the Issuer’s Board of Trustees, including the approval of a majority of the Independent Trustees, of the Issuer or NCPS by vote cast in accordance with the Investment Company Act or any exemptive relief therefrom.

5.             Compensation and Expenses.

5.1.             Issuer Party shall pay, or cause to be paid, to NCPS for the Services the compensation as outlined in Exhibit 1 of the Fee Letter, which may include shareholder services fees as described in the Issuer’s prospectus, which may be updated from time to time by mutual written agreement of Manager and NCPS. Upon Issuer Party’s request, NCPS will provide Issuer Party with copies of all relevant invoices, receipts or other evidence of such expenses. Under no circumstances shall NCPS be responsible for any expense in connection with the preparation or production of Offering Materials. Issuer Party shall provide timely and accurate accounting of all accounts to support fee payments.

5.2.             To the extent not otherwise paid to NCPS pursuant to Exhibit 1 of the Fee Letter or this Section 5, NCPS may invoice Issuer Party for all fees and expenses on a monthly basis by the 5th of the month, and if so invoiced, will be charged automatically by NCPS on the 15th of each month to the credit card or other payment method indicated on the signature page to this Agreement or as otherwise agreed by the Parties. Issuer Party consents to NCPS retaining and using Issuer Party’s payment information for future invoices and as provided in this Agreement. Issuer Party agrees and acknowledges that NCPS and its third party vendors may retain and use Issuer Party’s payment information to facilitate the payments provided for in this Agreement. Issuer Party agrees to provide NCPS written notice (which may be via email) of any update or changes to Issuer’s payment information. Absent current payment information, Issuer Party shall make, or cause to be made, all payments to NCPS within 10 days of receiving an invoice therefor. All payments made to NCPS shall be in US dollars in immediately available funds.

5.3.             If Issuer Party fails to make any payment when due then, in addition to all other remedies that may be available: (a) NCPS may charge interest on the past due amount at the rate of 1.5% per month, calculated daily and compounded monthly, or if lower, the highest rate permitted under Law; such interest may accrue after as well as before any judgment relating to collection of the amount due; (b) Issuer Party shall reimburse, or cause to be reimbursed, NCPS for all costs incurred by NCPS in collecting any late payments or interest, including attorneys’ fees, court costs and collection agency fees; and (c) if such failure continues for five days following receipt of written notice thereof, NCPS may suspend performance of the Services until all past due amounts and interest thereon have been paid, without incurring any obligation or liability to Issuer Party or any other person or entity by reason of such suspension; provided that cumulative late payments are subject to the overall limits as may be required by Law as set forth in this Exhibit 1 of the Fee Letter.

5.4.             All amounts payable to NCPS under this Agreement shall be exclusive of any valued added or similar tax (“VAT”), if applicable, and paid by or on behalf of Issuer Party to NCPS in full without any setoff, recoupment, counterclaim, deduction, debit or withholding for any reason (other than any deduction or withholding of tax as may be required by Law). If any VAT is chargeable in respect of any payments to NCPS, Issuer Party shall be responsible for the payment (or reimbursement) of any VAT imposed on account of any payments to NCPS by or on behalf of Issuer Party.

5.5.             Notwithstanding any dispute by or among the Parties or any Prospect, if within 12 months after the termination or expiration of the Term (“Tail Period”) any capital raising activity is completed by Issuer Party or Issuer Party’s affiliate involving any NCPS Prospect, Issuer Party shall pay to NCPS upon closing of such transaction the compensation that would have been payable in connection with such transaction had it occurred during the Term and as outlined in Exhibit 1 of the Fee Letter for so long as a transaction is funded (even if such payment extends beyond such Tail Period).

5.6.             Issuer Party shall not directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass or obviate NCPS’s interest, or the interest or relationship between NCPS and any Prospect, by means of any communications, procedures, sellers, buyers, consultants, dealers, brokers or financial instructions, for the purpose of changing or avoiding, directly or indirectly, an Offering or the payment of any amounts payable to NCPS in connection with any such Offering. Issuer Party shall ensure that any investments sourced by or through NCPS are appropriately accounted for and credited to NCPS. Furthermore, other than with the express written permission of NCPS, no Issuer Party or their affiliates or their owners, officers, directors or shareholders shall solicit, initiate, encourage or engage in discussions or negotiations regarding any other potential investment or subscription in any other investment with any third party introduced to it by NCPS.

6.             Termination.

6.1.             A Party may terminate this Agreement: (a) for cause immediately upon notice to each Party upon another Party’s (i) fraud, malfeasance or willful misconduct, (ii) any material breach of this Agreement if such breach is not cured within 30 days of written notice thereof (to the extent it can be cured) or (iii) cessation of regular operations or filing of any petition or commencement of any case or proceeding under any provision or chapter of the Federal Bankruptcy Act, the Federal Bankruptcy Code, or any other federal or state law relating to insolvency, bankruptcy or reorganization; the adjudication a Party is insolvent or bankrupt or the entry of an order for relief under the Federal Bankruptcy Code; an assignment for the benefit of creditors; the convening of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure generally to pay its debts on a timely basis; or (b) for any other or no reason with 60 days’ prior written notice to each other Party. Notwithstanding anything to the contrary, this Agreement is terminable on 60 calendar days’ written notice by the Issuer’s Board of Trustees, by the Manager, or by the vote of the holders of a majority of the outstanding voting securities of the Issuer.

7.             Disclaimer of Advice. Issuer Party agrees that NCPS is not undertaking to provide any advice or recommendation in connection with NCPS’s engagement hereunder or its provision of the Services (including, without limitation, advisory, business, investment, solicitation, legal, accounting, regulatory or tax advice). Issuer Party understands that it will be solely responsible for ensuring that the Offering and any sale of securities complies with all Law. Issuer Party acknowledges and agrees that it will rely on its own judgment in using the Services. NCPS is: (a) not making any representations with respect to the quality of any investment opportunity, the Offering or Issuer; (b) does not guarantee the performance to and of any investor; and (c) is not an investment adviser, does not provide investment advice and does not recommend securities transactions to investors, and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction.

8.             Issuer Party Representations, Warranties and Covenants. Issuer Party represents, warrants and covenants to NCPS as of the Effective Date and at all times during the Term:

8.1.             Issuer Party is an entity duly organized, validly existing and in good standing under the laws of the state where it was formed. Issuer Party has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it. Issuer Party is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on Issuer Party or Issuer Party’s business.

8.2.             Issuer Party has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by Issuer Party and constitutes the legal, valid, binding, and enforceable obligation of Issuer Party, enforceable against Issuer Party in accordance with its terms. The execution and delivery of this Agreement does not and will not: (a) conflict with or violate any of the terms of any organizational or governance document, stakeholder agreement or any Law; or (b) conflict with, or result in a breach or termination of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which Issuer Party is bound or to which any property of Issuer Party is subject, or constitute a default thereunder.

8.3.             Manager is registered in good standing as an investment adviser under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”). Manager shall provide to NCPS annually and upon request copies of Manager’s Form ADV Part 2 as may be supplemented or amended from time to time, which shall not contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading. Manager shall promptly supplement or amend its Form ADV Part 2 so that it is true, correct and complete at all times or as otherwise required by Law and provide to NCPS copies thereof. Manager is solely responsible for the preparation of the Offering Materials and neither NCPS nor any dual personnel of NCPS and Issuer Party or its affiliates have participated in such preparation.

8.4.             Issuer Party acknowledges that the Services will not satisfy all of the requirements for conducting the Offering. Furthermore, Issuer Party understands that, despite NCPS’s efforts, the Services may not be uninterrupted or error-free. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN SECTION 9, ISSUER PARTY ACKNOWLEDGES THE SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS” WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, DESCRIPTION, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

8.5.             Issuer Party shall at all times: (a) (i) comply with reasonable requests of NCPS in relation to NCPS’s performance of the Services, and (ii) use its reasonable best efforts to cause all of its third party service providers in connection with the Offering to comply with reasonable requests of NCPS in relation to NCPS’s performance of the Services; (b) maintain all required registrations and licenses, including foreign qualification, if necessary; (c) pay all related reasonable fees and expenses (including any applicable FINRA Corporate Filing Fee); and (d) pay all federal state and local taxes, in each case that are necessary or appropriate to permit NCPS to perform its obligations under this Agreement.

8.6.             The Offering Materials shall not contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading. Issuer Party shall promptly notify NCPS in writing if it discovers any material misstatement of fact in, or the omission of a material fact from, the Offering Materials or any promotional materials developed by NCPS. Issuer Party shall promptly supplement or amend the Offering Materials and update its regulatory filings and shall promptly correct its statements whenever necessary to do so in order to comply with Law and to ensure truthfulness, accuracy and fairness in the presentation of the Offering. Issuer Party is solely responsible for the preparation of the Offering Materials and neither NCPS nor any dual personnel of NCPS and Issuer Party or its affiliates have participated in such preparation.

8.7.             Issuer Party shall take all actions necessary or appropriate to protect the brand and customer relationships of NCPS.

8.8.             Neither Issuer Party nor any of its officers, directors, employees or agents in the Offering is or has been, in any domestic or foreign jurisdiction: (a) indicted for or convicted of any felony or any securities or investment related offense of any kind; (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking; or (c) the subject or target of any securities or investment-related investigation by any regulatory authority. None of Issuer Party, any predecessor, any affiliated issuer, any director, executive officer, other officer of Issuer Party participating in the Offering, any beneficial owner of 20% or more of Issuer Party’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act of 1933, as amended, the “Securities Act”) connected with Issuer Party in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”).

8.9.             In its statements and meetings with prospective investors, Issuer Party shall not make any misstatement of a material fact and shall not omit any material fact necessary to make the statements therein not misleading. Issuer Party shall treat all prospective investors fairly and with the utmost integrity.

8.10.           Issuer Party shall take all actions necessary or advisable to maintain their and the Offering’s registered status under the Investment Company Act and the Investment Advisers Act, as applicable, and to comply with federal and state securities regulations. Issuer Party shall make any and all filings required by Law and shall provide copies of such filings to NCPS.

8.11.           To the extent Issuer Party will be sharing personal or financial information of a third party with NCPS in connection with this Agreement, Issuer Party shall maintain and obtain the agreement of each such third party, which shall permit the sharing of such third party’s information with NCPS and its affiliates and service providers for NCPS and its affiliates and service providers to use, disclose and retain it in connection with this Agreement and the provision of the services hereunder and as required by Law. NCPS shall be a third party beneficiary to such agreement.

8.12.           Issuer Party shall comply with all Law in connection with the Offering, including, without limitation, applicable provisions of the Securities Act and any regulations thereunder and any applicable laws, rules, regulations and requirements (including, without limitation, all U.S. state law and all national, provincial, city or other legal requirements of any applicable foreign jurisdiction). Issuer Party agrees that any and all representations and warranties made by it to any investor in the Offering will be deemed also to be made to NCPS for its benefit.

8.13.           Issuer Party shall: (a) cooperate with all reasonable due diligence efforts by NCPS and satisfy all reasonable due diligence requests made by NCPS (including by its affiliates and their service providers) in a timely manner; (b) keep NCPS reasonably informed about the status of communications with Prospects in the Offering; (c) not take action or fail to take action for the purpose of avoiding payment of fees; (d) if requested by NCPS, provide a legal opinion from Issuer Party’s legal counsel that when the Issuer Interests are issued and sold in the manner described in the Issuer’s registration statement on Form N-2, the Issuer Interests will be validly issued, fully paid and nonassessable, subject to the conditions, assumptions and qualifications customarily found in such opinions; (e) not “scrape” the names of Prospects listed on any platform or attempt to contact such investors outside of any platform; and (f) not attempt to circumvent any limitations or procedures of any platform, including with respect to contacting Prospects.

8.14.           Issuer Party’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time Issuer Party provides NCPS with any instructions in connection with the Offering. Issuer Party shall promptly notify NCPS if any representation, warranty or covenant ceases to be true, correct, accurate and complete.

9.             NCPS’s Representations, Warranties and Covenants. NCPS represents, warrants and covenants to Issuer Party as of the Effective Date and at all times during the Term:

9.1.             NCPS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. NCPS has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by NCPS and constitutes the legal, valid, binding, and enforceable obligation of NCPS, enforceable against NCPS in accordance with its terms.

9.2.             The execution and delivery of this Agreement does not and will not: (a) conflict with or violate any of the terms of its certificate of incorporation or any Law; or (b) conflict with, or result in a breach or termination of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which NCPS is bound or to which any property of NCPS is subject, or constitute a default thereunder.

9.3.             NCPS is an SEC-registered broker-dealer in good standing, a member of FINRA and a member of the Securities Investor Protection Corporation (“SIPC”).

9.4.             Neither NCPS nor any of its officers, directors, employees or agents in the Offering is or has been, in any domestic or foreign jurisdiction: (a) indicted for or convicted of any felony or any securities or investment related offense of any kind; (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking; (c) otherwise subject to a “Statutory Disqualification” as such term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “1934 Act”); or (d) the subject or target of any investigation by any regulatory authority or threatened proceeding that would give rise to a Statutory Disqualification.

9.5.             With respect to any NCPS Prospect that is an employee benefit plan covered by the Employee Retirement Income Security Act of 1974, as amended, neither NCPS nor any of its officers, directors, employees, affiliates or agents participating in the Offering is a trustee or administrator of such plan or an employer of any employee covered by such plan.

9.6.             With respect to any NCPS Prospect that is a state or municipal entity: (a) neither NCPS nor any of its officers, directors, employees, affiliates or agents participating in the Offering has been within the past two years a civil servant or an elected official of such entity or has been retained to provide professional services to such entity; (b) neither NCPS nor any of its officers, directors, employees or agents participating in the Offering will share any part of the fees received pursuant to this Agreement with any other person without Issuer Party’s prior written consent; and (c) NCPS shall comply with all applicable federal, state, local, and agency-specific Laws related to soliciting such NCPS Prospects, including Laws related to lobbying as well as political contributions to such entities and their personnel, including, but not limited to, FINRA Rule 2030.

9.7.             NCPS will comply with all applicable currency reporting, anti-money laundering, anti-corruption and anti-terrorist laws and regulations.

9.8.             NCPS will comply with FINRA Rule 2341 in connection with the Services.

9.9.             NCPS has in place, and during the term of this Agreement will maintain, internal controls, policies, and procedures (“AML Program”) that are reasonably designed to detect, identify, and report illegal activity, including money laundering and further represents that it has implemented, complies with and will comply with anti-money laundering policies and procedures that satisfy and will continue to satisfy the requirements of applicable anti-money laundering and “know your customer” laws, rules and regulations, including, as applicable, the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the U.S. Foreign Corrupt Practices Act, the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the U.S. International Emergency Economic Powers Act, and the U.S. Trading with the Enemy Act, as each may be amended from time to time and regulations thereunder.

9.10.             NCPS’s AML Program, at a minimum; (A) designates a compliance officer to administer and oversee the AML Program; (B) provides ongoing employee training; (C) includes an independent audit function to test the effectiveness of the AML Program; (D) establishes internal policies, procedures, and controls that are tailored to its particular business; (E) provides for the filing of all necessary anti-money laundering reports including, but not limited to, suspicious activity reports; and (F) provides for screening its direct clients against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the USA Patriot Act.

9.11.             NCPS shall comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any U.S. jurisdiction in which it engages in any activity hereunder (collectively, the “Anti-Corruption Laws”). NCPS’s AML Program, Code of Ethics and written supervisory procedures contain policies, procedures and internal controls to identify and manage risks of illegal payments, corruption and money laundering, which NCPS will maintain at all times during the term of this Agreement. If and when required by NCPS’s business and Law, NCPS will implement and maintain at all times during the term of this Agreement, policies, procedures and internal controls in place that comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

9.12.             NCPS will distribute the Offering Materials to each NCPS Prospect as contemplated by Section 3 and comply in all material respects with Law in connection with the Services.

9.13.             NCPS’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time NCPS provides Services under this Agreement. NCPS shall promptly notify Issuer Party if any representation, warranty or covenant ceases to be true, correct, accurate and complete.

10.             Intellectual Property. All trademarks, service marks, patents, copyrights, trade secrets, confidential information, and other proprietary rights of each Party shall remain the exclusive property of such Party, whether or not specifically recognized or perfected under Law.

11.             Indemnification.

11.1.             Issuer Party (including Issuer Party’s affiliates, collectively, the “Issuer Indemnifying Party”) agrees (and agrees to cause the other Issuer Indemnifying Parties) jointly and severally to release, indemnify, defend and hold harmless NCPS and its affiliates and their respective directors, officers, employees, agents, representatives, advisors and consultants, and their respective successors and assigns (each, an “NCPS Indemnified Person”), and NCPS Indemnified Persons shall not be liable for, to the fullest extent permitted by Law, from and against any Losses (as defined below), joint or several, in connection with all actions (including equity owner actions), claims, inquiries, proceedings, investigations and other legal process regardless of the source (collectively, “Actions”), related to or arising out of any material breach by Issuer Party to this Agreement, the Offering, the Interests, the provision of Services or the engagement of NCPS hereunder (including, without limitation, any material breach of this Agreement or any representation, warranty or covenant herein, any material breach of Law, any action or inaction of dual personnel of NCPS and Issuer or its affiliates or any rejection of a proposed subscription), and will reimburse NCPS Indemnified Persons for all expenses (including attorneys’ fees) as they are incurred by NCPS Indemnified Persons in connection with investigating, preparing, defending or appearing as a third party witness in connection with any such Action whether or not related to a pending or threatened Action in which NCPS is a party. Issuer Party will not be responsible for any Losses that are finally judicially determined by non-appealable order of a court of competent jurisdiction to have resulted primarily from NCPS’s fraud, bad faith, willful misconduct, gross negligence or reckless disregard of its obligations under this Agreement (“Ineligible Losses”), and NCPS agrees to immediately refund any payments made to an NCPS Indemnified Person upon such finding. “Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including, without limitation, reasonable attorneys’ fees, the costs of enforcing any right hereunder, the costs of pursuing any insurance providers, the costs of collection and the costs of defending against or appearing as a witness.

11.2.             NCPS (the “NCPS Indemnifying Party”) agrees to release, indemnify, defend and hold harmless Issuer Party and its affiliates and their respective directors, officers, employees, agents, representatives, advisors and consultants, and their respective successors and assigns (each, an “Issuer Indemnified Person”), and Issuer Indemnified Persons shall not be liable for, to the fullest extent permitted by Law, from and against any Losses, joint or several, in connection with all Actions arising out of any material breach by NCPS of this Agreement or Law not caused by any action or inaction of any dual personnel of NCPS and Issuer Party or its affiliates, and will reimburse Issuer Indemnified Persons for all expenses (including attorneys’ fees) as they are incurred by Issuer Indemnified Persons in connection with investigating, preparing, defending or appearing as a third party witness in connection with any such Action whether or not related to a pending or threatened Action in which Issuer Party is a party. NCPS will not be responsible for any Losses that are finally judicially determined by non-appealable order of a court of competent jurisdiction to have resulted primarily from Issuer Party’s fraud, bad faith, willful misconduct, gross negligence or reckless disregard of its obligations under this Agreement, and Issuer Party agrees to immediately refund any payments made to an Indemnified Person upon such finding. For purposes of this Agreement, (i) Issuer Indemnifying Party and NCPS Indemnifying Party are referred to herein collectively as the “Indemnifying Parties”, and each, an “Indemnifying Party”; and (ii) Issuer Indemnified Party and NCPS Indemnified Party are referred to herein collectively as the “Indemnified Parties”, and each, an “Indemnified Party”.

11.3.             With respect to any Action in which an Indemnified Person may be entitled to indemnification under this Agreement, the Indemnifying Party may by written notice to the Indemnified Person request to assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Person. If the Indemnified Person agrees to the assumption by the Indemnifying Party of the defense of any such Action, the Indemnified Person shall have the right to participate in such Action and to retain its own counsel, but the Indemnifying Party shall not be liable for any fees or expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless: (a) the Indemnifying Party has agreed to pay such fees and expenses; (b) the Indemnifying Party shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner; or (c) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Indemnifying Party and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Party. No Indemnifying Party shall settle any Action on behalf of an Indemnified Person without the prior written consent of such Indemnified Person.

11.4.             If the indemnification provided for herein is judicially determined to be unavailable (other than in accordance with the terms hereof) to any Indemnified Person in respect of any Losses, then in lieu of indemnifying such person hereunder, the Indemnifying Party shall contribute to the amount paid or payable by such person as a result of such Losses: (a) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Party, on the one hand, and the Indemnified Person, on the other hand, of the engagement provided for in this Agreement; or (b) if the allocation provided for in clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a) but also the relative fault of each Party, as well as any other relevant equitable considerations.

11.5.             For the sole purpose of enforcing and otherwise giving effect to the provisions of this Section 11, Each Party hereby consents to personal jurisdiction and service and venue in any court in which any claim that is subject to this Agreement is brought against any Indemnified Person.

11.6.             If an Action is commenced or threatened and is ultimately settled, Each Party shall use its best efforts to cause the other Party, by name, and the other Indemnified Persons, by description, to be included in any release or settlement agreement, whether or not such Party and the other Indemnified Persons are named as defendants in such Action.

11.7.             All amounts due under this Section 11 shall be payable promptly after written demand therefor.

12.             Force Majeure. In no event will NCPS be liable or responsible for any Loss caused directly or indirectly, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by any circumstances beyond NCPS’s reasonable control (a “Force Majeure Event”), including, without limitation, acts of God or third parties, flood, fire, pandemic, earthquake or explosion, war, terrorism, invasion, riot or other civil unrest, electrical power failures, telecommunications systems failures, internet failure, computer viruses, worms, parasites and the like, embargoes or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental, judicial, regulatory or enforcement authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. In the event of any failure or delay caused by a Force Majeure Event, NCPS shall give prompt written notice to Issuer Party stating the period of time the occurrence is expected to continue and use commercially reasonable efforts to end the failure or delay and minimize the effects of such Force Majeure Event. Furthermore, Issuer Party agrees that neither NCPS nor its third party providers shall be liable in any way for Losses caused directly or indirectly by government or regulatory restrictions, exchange or market rulings, suspension or delay of trading, equipment failure, communication line failure, system failure, security failure, unauthorized access, theft, or any problem, technological or otherwise, that might prevent Issuer Party from accessing or utilizing the Services.

13.             Confidentiality.

13.1.             While performing under this Agreement, each Party will be exposed to information about each other Party (“Disclosing Party”) or its affiliates or their business, which information is not known publicly (“Confidential Information”, as defined more specifically below). The Party being exposed to the information (including those to whom such Party discloses such information on a need-to-know basis in connection with a Party’s rights or obligations hereunder, “Recipient”) shall not disclose or use Confidential Information for any reason other than to further the specific activities permitted by this Agreement.

13.2.             As used herein, “Confidential Information” refers to matters relating to the Disclosing Party’s or its affiliates’ operations, performance, internal procedures, operations and finances, including, but not limited, to current, future and proposed products and product prototypes and samples, methodologies, technology, manufacturing techniques, trade secrets, financial and customer information, information from, by or about entities seeking to become, or have become, issuers, accredited investor information and documentation, procurement requirements, sales, merchandising and marketing plans, whether tangible or intangible, printed or electronic, disclosed directly or indirectly through one or more intermediaries, in writing, orally or by inspection of tangible objects, and all notes and derivative works based on or reflecting any such information or materials. “Confidential Information” also includes confidential or proprietary information of third parties that the Disclosing Party is permitted to disclose to the other Party. The Parties agree that the Fee Letter and all non-public information relating to exclusive (i.e., non-syndicated) securities offerings is Confidential Information.

13.3.             “Confidential Information” shall not include any information that: (a) is at the time of disclosure, or subsequently becomes, publicly known otherwise than by an act or omission of the Recipient in breach of this Agreement; (b) is already in the Recipient’s possession without any obligation of confidentiality at the time of disclosure, as shown by the Recipient’s written records in existence before the date of disclosure; or (c) is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information, as shown by the Recipient’s written records in existence before the date of disclosure.

13.4.             The Parties agree not to disclose, reproduce, transfer or use the Confidential Information, except: (a) as required under this Agreement; and (b) as reasonably necessary for the performance of this Agreement. Nothing in this Section 13 shall prevent NCPS from retaining, using and disclosing, and it shall not be required to give notice or assist in obtaining a court order with respect to any Confidential Information it deems necessary to retain, use or disclose to any governmental, judicial, regulatory or enforcement authority or self-regulatory organization or in connection with legal, financial or regulatory filings, discussions, audits or examinations or pursuant to any other legal process. The Parties agree to further abide by any Law of any federal, state or self-regulatory body governing the confidentiality obligations of broker-dealers.

13.5.             If the Parties previously entered into a non-disclosure agreement, which remains in effect as of the Effective Date (“NDA”), then in the event of a conflict between such NDA and this Agreement, the terms of this Agreement will prevail.

13.6.             No Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or otherwise use each other Party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of Issuer Party and NCPS, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that NCPS may, without Issuer Party’s consent, include Issuer Party and its affiliates’ names and logos in NCPS’s promotional and marketing materials. Any announcement, statement, press release or other publicity or marketing materials regarding this Agreement or the Offering by or on behalf of Issuer Party, and any method of distribution, are subject to prior review and approval by NCPS’s compliance team. Additionally, Issuer Party agrees that NCPS will have the right to reference the Offering and each firm’s role in connection therewith in its marketing materials and on its websites and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

13.7.             Each Party agrees to promptly notify the other Party concerning any material communications from or with any governmental, judicial, regulatory or enforcement authority or self-regulatory organization or other third party with respect to such Party or its business or operations, the Offering or this Agreement or the performance of obligations hereunder, unless such notification is expressly prohibited by the applicable governmental, judicial, regulatory or enforcement authority or self-regulatory organization; provided that general information requests or information requests in connection with examinations from or with regulatory authorities or self-regulatory organizations shall not constitute material communications.

14.             Survival. Notwithstanding the expiration or termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance (or are required to implement such action or forbearance) after such expiration or termination, including, but not limited to, those related to fees and expenses, indemnities, limitations of and exclusions to each Party’s liability, warranties, confidentiality, non-circumvention, choice of law, jurisdiction and dispute resolution and such provisions shall remain operative and in full force and effect and shall survive the sale of, and payment for, the securities and the expiration or termination of this Agreement. Except as the context otherwise requires, all representations, warranties and covenants of each Party contained in this Agreement shall be deemed to be representations, warranties and covenants during the Term, and such representations, warranties and covenants shall remain operative and in full force and effect and shall survive the sale of, and payment for, the securities and the expiration or termination of this Agreement.

15.             Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the Investment Company Act). Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party, in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party. NCPS may assign or otherwise transfer this Agreement to the extent permissible under the Investment Company Act, and (i) to a successor in the event of a change in control of NCPS, (ii) to an affiliate or (iii) in connection with an assignment or other transfer of a material part of NCPS’s business; provided, each case, that any such entity is registered as a broker-dealer under the 1934 Act and with FINRA. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. This provision does not prevent or enjoin NCPS from entering into any licensing, syndication or selling agreement as contemplated by Section 3.3.

16.             Entirety. This Agreement incorporates by reference NCPS’s and its affiliates’ data privacy policies and website terms of use, as posted on NCPS’s and its affiliates’ website from time to time, with which Issuer Party shall, and shall cause issuers to, comply. This Agreement (including the NDA, the Fee Letter, all exhibits, all schedules and NCPS’s and its affiliates’ data privacy policies and website terms of use) constitutes the sole and entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the Parties relating to such subject matter.

17.             Amendment; Waiver. Except as set forth in Section 15 and Section 18, no amendment to or modification of this Agreement will be effective unless it is in writing and signed by an authorized representative of each Party. Notwithstanding, amendments, restatements and modifications of the Fee Letter, and updates to Exhibit 1 of the Fee Letter to reflect such amendments, restatements and modifications, shall only require Manager’s and NCPS’s signatures. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. This Agreement may be amended only if such amendment is approved (i) by NCPS and (ii) by the Issuer’s Board of Trustees, including the approval of a majority of the Independent Trustees by vote cast in accordance with the Investment Company Act and any exemptive relief therefrom.

18.           Compliance with Law; Further Assurances. The Parties expressly agree that, to the extent that the existing law relating to this Agreement changes, and such change affects this Agreement, they will reform the affected portion of this Agreement to comply with the change. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement. Any reference to Law is to current citations. Any changes in the citations (whether or not there are any changes in the text of such Law) shall be automatically incorporated into this Agreement.

19.           Choice of Law, Jurisdiction and Dispute Resolution.

19.1.             This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to its choice of law, conflict of laws or “borrowing”, statutes, rules, principles and precedent; provided that the governing law for causes of action for violations of U.S. federal or state securities Law shall be governed by applicable U.S. federal or state securities Law. The Parties consent to the exclusive jurisdiction of the state and federal courts located in the State of Utah, County of Salt Lake.

19.2.             Notwithstanding Section 19.1, the Parties agree that in the event a dispute arises among any Party in connection with or as a result of the execution of this Agreement or the transactions contemplated hereby, such disputes shall be resolved through arbitration, and the Parties agree to submit such disputes for resolution in accordance with the commercial arbitration rules (“Rules”) of the American Arbitration Association (unless otherwise required by FINRA to be conducted by FINRA and FINRA does not decline jurisdiction) in Salt Lake City, Utah within five days after receiving a written request from any other Party to do so. The Parties acknowledge and agree that the result of the arbitration proceeding shall be final and binding, and by agreeing to arbitration, each Party hereby waives its right to seek remedies in court. If permitted by the Rules, except as otherwise agreed by the Parties, the arbitration will be presided over by a panel of three independent arbitrators. The panel shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy that is either prohibited by the terms of this Agreement or not available in a court of law.

19.3.             Prior to instituting any proceeding in accordance with Section 19.2, each Party agrees to first attempt in good faith to informally resolve any dispute for a period of 30 days. The 30-day period shall commence upon written notice in accordance with Section 20 detailing the nature of the dispute, remedy sought and all relevant facts. In the event the Parties are unable to resolve the dispute through such informal discussions, either Party may elect to have such dispute exclusively and finally resolved through binding arbitration in accordance with this Section 19. Notwithstanding the foregoing, any claim for injunctive relief shall not be subject to the above provision. In addition, except as otherwise provided in this Agreement, the Parties may litigate in court to compel arbitration, stay a proceeding pending arbitration, or to confirm, modify, vacate, enforce or enter judgment on the award entered in any arbitration proceeding under this Section 19.

19.4.             Each Party agrees that any arbitration shall be limited to disputes by and among the Parties. To the full extent permitted by Law, no arbitration or other proceeding shall be joined with any other or decided on a class-action basis.

19.5.             Notwithstanding the above agreement to arbitrate, each Party acknowledges and agrees that a breach or threatened breach by a Party of any of its obligations under this Agreement may cause any other Party irreparable harm for which monetary damages may not be an adequate remedy and agrees that, in the event of such breach or threatened breach, any other Party will be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies and any other remedies set forth in this Agreement are not exclusive and are cumulative in addition to all other remedies that may be available at law, in equity or otherwise.

19.6.             EXCLUDING INELIGIBLE LOSSES, THE COLLECTIVE AGGREGATE LIABILITY OF NCPS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, INDEMNIFICATION (OTHER THAN THIRD PARTY INDEMNIFICATION CLAIMS UNDER SECTION 11.2), CONTRIBUTION, MISREPRESENTATIONS OR OTHERWISE, SHALL BE LIMITED TO THE TRANSACTION FEE PAID BY ISSUER PARTY TO AND RETAINED BY NCPS UNDER THIS AGREEMENT. Notwithstanding, none of NCPS or its affiliates or their directors, officers, employees, agents, representatives, advisors or consultants, or their respective successors or assigns, or anyone else involved in creating, producing, delivering or managing the delivery of the Services shall be liable to any Party or to anyone else for any special, exemplary, indirect, incidental, consequential or punitive damages of any kind or for any costs of procurement of substitution of services or any lost profits, lost business, trading losses, loss of use of data or interruption of business or services arising out of this Agreement, including, without limitation, any breach of this Agreement or any services performed.

19.7.             Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any ACTION arising out of or relating to this Agreement or the transactions contemplated hereby.

19.8.             In any Action, by which one Party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing Party will pay the prevailing Party’s costs and expenses, including, but not limited to, reasonable attorneys’ fees.

19.9.             At NCPS’s or its affiliate’s determination, a breach under this Agreement by Issuer Party will constitute a default by Issuer Party or its affiliates under all other agreements any of them have then in effect with NCPS or its affiliates and vice versa.

19.10.             In the event that another Party fails to notify NCPS of an investment by a Prospect and fails to pay the applicable fee when due pursuant to Section 5 or Exhibit 1 of the Fee Letter or otherwise breaches Section 5.6, then NCPS will be entitled to liquidated damages equal to the greater of: (a) two times the Transaction Fee; or (b) $10,000. All rights and remedies of NCPS in this Agreement will be in addition to all other rights and remedies available at law or in equity and shall survive any expiration or termination of this Agreement.

19.11.             In connection with this Section 19, each Party agrees, as follows: (a) the Parties are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed pursuant to this Section 19; (b) arbitration awards are generally final and binding such that a Party’s ability to have a court reverse or modify an arbitration award is extremely limited; (c) the ability of the Parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings; (d) the arbitrators do not have to explain the reasons for their award, unless in an eligible case a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date; (e) the panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry; (f) the rules of some arbitration forums may impose time limits for bringing a claim in arbitration and in some cases a claim that is ineligible for arbitration may be brought in court; and (g) the rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

19.12.             No person or entity shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person or entity who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (a) the class certification is denied; (b) the class is decertified; or (c) Issuer Party is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement, except to the extent stated herein.

19.13.             NCPS shall provide Issuer Party with a copy of this pre-dispute arbitration clause or this Agreement or inform Issuer Party that NCPS does not have a copy thereof, within 10 business days of receipt of Issuer Party’s written request. Upon written request of Issuer Party, NCPS shall provide Issuer Party with the names of, and information on how to contact or obtain the rules of, all arbitration forums in which a claim may be filed under this Agreement.

20.             Notices; Consent to Electronic Communications. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (“Notices”) have binding legal effect only if in writing and addressed to a Party as set forth on the signature page hereto (or to such other address that such Party may designate from time to time in accordance with this Section 20). Notices sent in accordance with this Section 20 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; or (c) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid; or (d) upon successful transmission, if via email. For purposes of Notices to Issuer Party, NCPS shall provide such Notices to Manager.

21.             Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

22.             Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship among the Parties, and no Party shall have authority to contract for or bind any other Party in any manner whatsoever. Except as set forth on Exhibit 1 of the Fee Letter, nothing occurring pursuant to this Agreement shall give NCPS any ownership interest in Issuer Party, nor Issuer Party any ownership interest in NCPS. Each other Party shall cooperate with NCPS to ensure that all dual personnel of such Party and NCPS who are associated persons are registered in appropriate states and unregistered personnel (including employees, independent contractors or agents of Platform Operator), do not communicate with prospective investors about investments or otherwise engage in brokerage activity and act consistent with the compliance procedures established by the Parties.

23.             No Third Party Beneficiaries. Except as otherwise set forth in Section 11, this Agreement is for the sole benefit of the Parties and, subject to Section 15, their respective successors and assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Indemnified Persons shall be third party beneficiaries as set forth in Section 11.

24.             Interpretation; Headings. The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Further, the headings used in this Agreement are for convenience only and are not intended to be used as an aid to interpretation.

25.             Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. If one or more persons or entities constitute “Issuer Party”, as defined in the introductory paragraph, references to “Issuer Party” in this Agreement shall include references to each Issuer Party individually, together and collectively, jointly and severally. For purposes of NCPS’s rights and obligations under this Agreement, references to “NCPS” or its affiliates or their officers, directors, employees or agents shall not include dual personnel of NCPS and Issuer Party or its affiliates.

26.             Cooperation. Where agreement, approval, acceptance, consent or similar action by Issuer Party is required by any provision of this Agreement, such action will not be unreasonably withheld, conditioned or delayed. Each Party will cooperate with each other Party, among other things, in making available, as reasonably requested, management decisions, information, approvals and acceptances in order that each Party may properly exercise its rights and accomplish its obligations and responsibilities hereunder.

27.             Compliance with this Agreement. Each Party, at the other Party’s request, agrees to provide reasonable assurances (including written representations) of compliance with the terms of this Agreement and, in order to verify such compliance, reasonable access to any documents in its possession referring or relating to any prospective investor (whether or not the prospective investor invests in any Offering).

28.           Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which collectively are deemed to be one and the same agreement; provided that no Party shall be bound by this Agreement until each other Party has executed a counterpart. A signed copy of this Agreement by facsimile, email or other means of electronic transmission or signature is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

29.           Privacy.

29.1.             Each Party agrees any non-public personal information (as defined in Regulation S-P) disclosed to it in connection with this Agreement is being disclosed for the specific purpose of permitting such Party to perform such Party’s obligations and the services set forth in this Agreement. Each Party agrees that, with respect to such information, it will comply with Regulation S-P, the Gramm-Leach-Bliley Act (15 U.S.C § 6801 et seq.) and all other applicable U.S. privacy Law and it will not disclose any non-public personal information received in connection with this Agreement to any other party, except to the extent required to carry out this Agreement or as otherwise permitted or required by Law. Each Party shall comply with all other privacy Law outside of the U.S. applicable to such Party or such Party’s activities under this Agreement.

29.2.             In relation to each Party’s performance of this Agreement, each Party shall, as applicable to such Party: (a) comply with all applicable requirements of Data Privacy Law (as defined below), when collecting, using, retaining or disclosing personal information; (b) limit personal information collection, use, retention and disclosure to activities reasonably necessary and proportionate to the performance of this Agreement or other compatible operational purpose; (c) only collect, use, retain or disclose personal information collected in connection with this Agreement; (d) not collect, use, retain, disclose, sell or otherwise make personal information available for such Party’s own commercial purposes or in a way that does not comply with Data Privacy Law; (e) promptly comply with another Party’s request or instruction requiring such Party to provide, amend, transfer or delete the personal information, or to stop, mitigate, or remedy any unauthorized processing; (f) reasonably cooperate and assist another Party in meeting any compliance obligations and responding to related inquiries, including responding to verifiable consumer requests, taking into account the nature of such Party’s processing and the information available to such Party; and (g) notify each other Party immediately if it receives any complaint, notice or communication that directly or indirectly relates to any Party’s compliance in connection with this Agreement. For purposes of this Agreement, “Data Privacy Law” means applicable local, state, national and international laws, rules, regulations and orders of any governmental, judicial, regulatory or enforcement authority or self-regulatory organization regarding consumer data privacy rights.

[Signatures appear on following page(s).]

THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE ON PAGES 11-12 IN SECTION 19. BY SIGNING THIS AGREEMENT, ISSUER PARTY ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AND THAT ISSUER PARTY HAS RECEIVED, READ AND UNDERSTOOD THE TERMS THEREOF.

In witness whereof, the Parties have duly executed this Agreement effective as of the Effective Date.

ISSUER:		NCPS:
Entity Name:	USVC Venture Capital Access Fund	North Capital Private Securities Corporation
Jurisdiction:	Delaware	Jurisdiction:	Delaware

By:	/s/ Erik Svyertsen	By:	/s/ James P. Dowd
	(Signature)		(Signature)
Name:	Erik Syvertsen	Name:	James P. Dowd
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

Email:	legal@usvc.com	Email:	jdowd@northcapital.com
With a copy to:	Bill Bielefeld	With a copy to:	gnelson@northcapital.com; legal@northcapital.com
Address:	Dechert LLP, 1900 K Street, NW	Address:	623 E. Fort Union Boulevard, Suite 101
	Washington, DC 20006		Midvale, Utah 84047

MANAGER:
Entity Name: Strawberry Tree Management Company, LLC
Jurisdiction:	Delaware

By:
(Signature)
Name:	Erik Syvertsen
Title:	President
Email:	legal@strawberrytree.co

Exhibit A – Excluded Prospects*

Investors not originated or otherwise introduced by a registered representative employed or engaged by NCPS (including, without limitation, any dual personnel of NCPS and Issuer Party or its affiliates). NCPS shall have no responsibility or liability with respect to Excluded Prospects.

*Notwithstanding any other provision in this Agreement, in lieu of a written amendment to this Exhibit A from time to time, the Parties may maintain a corresponding web-based spreadsheet or similar mechanism as agreed to by the Parties using digital signature or similar feature.